Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment to Form S-3 on Form S-1, No. 333-90903) and related Prospectus of Broadcom Corporation for the registration of (i) 246,939 shares of its Class A common stock and (ii) 246,939 shares of its Class B common stock and to the incorporation by reference therein of our reports dated February 19, 2007, with respect to the consolidated financial statements and schedule of Broadcom Corporation, Broadcom Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Broadcom Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Orange County, California
September 28, 2007